Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 22, 2024 relating to the financial statements of Huntsman Corporation and Huntsman International LLC, and the effectiveness of Huntsman Corporation's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Huntsman Corporation and Huntsman International LLC for the year ended December 31, 2023. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Houston, Texas

August 9, 2024